Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

Board of Directors

Airborne, Inc.

Seattle, Washington

We consent to the incorporation by reference in Registration Statement Nos. 333-83052, 333-55282, 33-3713, 33-39720, 33-51651, 33-58905, and 333-55687 on Form S-8 and in Registration Statement No. 333-88102 on Form S-3 of Airborne, Inc. and subsidiaries (the Company) of our report dated February 25, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the Company’s method of accounting for major engine overhaul costs), included in this Annual Report on Form 10-K of Airborne, Inc. and subsidiaries for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP March 14, 2003 Seattle, Washington